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                                                                EXHIBIT 99

MEDIA CONTACTS:
Jerry Cosley - (816) 467-3677
George Minter - (816) 467-3772
Media Relations - (816) 467-3000

INVESTOR CONTACTS:
Dale Wolf - (816) 467-3536
Ellen Fairchild - (816) 467-3506

                          UTILICORP DISAPPOINTED WITH COMMISSION
                          RULING IN MISSOURI ELECTRIC RATE CASE

     KANSAS CITY, MO, March 6, 1998 -- UtiliCorp United (NYSE:UCU) responded to a decision today by the Public Service Commission of Missouri to reduce the annual electric rates of Missouri Public Service (MPS), a division of UtiliCorp.

     In an earlier filing with the commission, MPS had requested an annual rate increase of $24.6 million to recover inflationary and other cost increases, including an investment of some $20 million in MPS plant and facility improvements. In its ruling today, the commission instead called for a $16.9 million annual rate reduction for MPS.

     "UtiliCorp is very disappointed with the commission's ruling because it fails to address many of the competitive issues presented in our case, and departs from commission precedent on some critical issues," said Jon Empson, senior vice president, regulatory, legislative and environmental services.

     "Since we just received a copy of the decision today, we are going to review the ruling further before responding in more detail. However, we believe the commission has missed an important opportunity to help position our company and our Missouri customers for the competitive changes that deregulation of the utility industry is introducing across the U.S."

     The rate increase that MPS sought from the commission was the company's first request since 1993. Due to rate adjustments during the last 15 years, MPS customers currently pay less for electricity than they did in 1983.

     In its earlier filing, MPS also requested implementation of a temporary surcharge to cover costs related to transitioning to the competitive customer-choice marketplace.

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Missouri Rate Decision

     The filing also included a mechanism to establish a $1 million fund to assist low-income customers. It is UtiliCorp's understanding that both of these items were not approved by the commission.

     Missouri Public Service serves 190,000 electric and 45,000 natural gas customers in western Missouri. UtiliCorp United is a Kansas city-based international electric and natural gas company with energy customers and operations across the United States and in Canada, Great Britain, New Zealand and Australia.

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